Exhibit 99.1


            Dynacq Healthcare, Inc. Announces Consummation
                   of Sale of Baton Rouge Hospital


    HOUSTON--(BUSINESS WIRE)--Dec. 18, 2007--Dynacq Healthcare, Inc.
(DYII) announced today the completion of the sale of the land, buildings and tangible assets of Vista Surgical Hospital of Baton Rouge, Louisiana to the State of Louisiana. The closing of the sale was delayed and the sales price was reduced as a result of the receipt by the State of Louisiana of an appraisal of the real property and other assets in an amount less than the $20 million purchase price agreed to between the parties in the Purchase and Sale Agreement entered into on November 8, 2007. The gross sale price for the assets was reduced to $17.6 million in cash, which amount was paid to Dynacq at the closing on December 18, 2007.

    Dynacq Healthcare, Inc. ("www.dynacq.com") is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and an outpatient surgical center.

    CONTACT: Dynacq Healthcare, Inc., Houston
             Philip S. Chan, 713-378-2000
             info@dynacq.com